January 2, 2008

Mr. Wan Yi (Charles) Qing
Room 16, Floor 25, Sunny New World Tower
No. 231 Xin Hua Road
Jianghan District
Wuhan, Hu Bei
PRC 430015

Dear Charles:

This letter confirms our understanding and agreement between:

Benda Pharmaceutical, Inc., a company incorporated in Cayman Islands with its office at Room 16, Floor 25, Sunny New World Tower, No. 231 Xin Hua Road, Jianghan District, Wuhan, Hu Bei, PRC, Post Code:430015 (hereinafter referred to as the ‘Company’), and

EastGate Financial, Inc. a Delaware corporation with offices at Two Rector Street, 15th Floor, New York, New York 10006-1819, USA, (hereinafter referred to as “EastGate”)

Concerning consulting and advisory services to be provided by EastGate Financial, Inc. to the Company with respect to establishing their office in New York, advising them in applying to American Stock Exchange (“AMEX”), as well as help them identifying and advising them in choosing their AMEX specialist firm, (hereinafter referred to as the “Advisory Services”).

We hereby confirm our agreement that:

1.	The Company has engaged EastGate and EastGate has agreed to provide the Advisory Services on the terms and conditions set forth in this agreement.

2.	EastGate shall provide Advisory Services to the Company regarding such matters as EastGate and the Company shall agree.

3.	Specifically, EastGate will, at the request of the Company or with the agreement of the Company:

1.	Assist in establishing an office in New York to enhance visibility.
2.	Help find a suitable office location and space for the Company’s industry and image in New York.
3.	Assist in selecting an appropriate bank and with EastGate’s banking relationships and credibility, EastGate helps the Company facilitate the establishment of bank accounts in New York.
4.	Identify law firms that can help the Company incorporate their New York office.
5.	Advise in appropriate staff strategy.
6.	Help hiring qualified employees in New York.
7.	Mentor the Company’s New York executive(s) in managing their office and staff.
8.	Attend meetings with the Company’s senior executive(s) per the Company’s request and per the mutual agreement between the Company and EastGate.
9.	Assist in filing the application with AMEX.
10.	Advise in getting through the application process in AMEX.

C O N F I D E N T I A L

11.	Mentor in working with AMEX effectively.
12.	Advise in using AMEX’s suite of services optimally.
13.	Help identifying the most appropriate AMEX specialist firm.
14.	Assist in selecting the most appropriate AMEX specialist.
15.	Mentor in working effectively with the chosen AMEX specialist.
16.	Provide other services as subsequently agreed and appended in writing to this agreement.

4.
EastGate shall be the exclusive provider to the Company of these Advisory Services regarding for a period of one year from the date of this agreement. The Company shall not engage nor contract with any other company, entity or individual for such purposes during that time period.

5.	The Company warrants and represents that they do not have any contracts or agreements in place with any other entity for the Advisory Services contemplated herein.

6.	For the services rendered hereunder:

a)
As compensation for services to be rendered hereunder by Eastgate, the Company agrees to issue to Eastgate, upon signing of this letter, a to be determined number of stock purchase warrants (collectively, the “Retainer Stock Purchase Warrants” and individually, a “Retainer Stock Purchase Warrant”) with a total economic value equal to $240,000 (the “Non-Cash Retainer Fee”). Each Retainer Stock Purchase Warrant shall be entitled to purchase one share of the Company’s common stock, expire five years from the date of issuance, have an exercise price equal to the closing share price on the date this letter is executed and be exercisable at any time after issuance on a cashless basis. For purposes of determining the specific number of Retainer Stock Purchase Warrants to be issued in connection with the Non-Cash Retainer Fee, the value of a Retainer Stock Purchase Warrant shall be determined using Bloomberg’s warrant valuation model with an assumed volatility for the Company’s common stock equal to 30%. A print out of the Bloomberg warrant valuation model output valuing a Retainer Stock Purchase Warrant with the terms set forth in this Section 6(a) and using the closing price of the Company’s common stock on the date of this letter and 30% volatility has been attached for purposes of determining the number of Retainer Stock Purchase Warrants to be issued.

b)
The Company shall reimburse EastGate for any reasonable out-of-pocket expenses incurred by EastGate pursuant to the terms of this Agreement. Such expenses must receive prior approval from Company and will be paid as the expenses are incurred.

7.
Term. This letter agreement shall remain in effect for a one year period (the “Engagement Period”), subject to an automatic renewal of an additional one year term (the “Renewal Period”). Upon the commencement of the Renewal Period, the Company agrees to issue to Eastgate, a to be determined an additional number of stock purchase warrants with a total economic value equal to $240,000 at the commencement of the Renewal Period with the terms set forth in Section 6(a) herein. Each of the Company and Eastgate may elect not to renew this letter for the Renewal Period or terminate this Letter thereafter upon sixty business days written notice to the other party The Company's obligations with respect to all fees and expenses due and payable to Eastgate pursuant to the terms set forth herein shall survive any termination of Eastgate’s engagement hereunder.

C O N F I D E N T I A L

8.	The Company will execute any and all agreements or documents necessary and required on its behalf, to confirm and be contractually bound to pay to EastGate the fees as set forth herein.

9.	EastGate agrees to keep confidential any confidential and proprietary information provided to EastGate by the Company except in furtherance of the services being rendered hereunder.

10.
In the event of a breach by the Company of its obligations hereunder, EastGate shall be entitled, in addition to the amounts set forth above, any and all expenses, including, without limitation, reasonable attorney’s fees, incurred by EastGate in enforcing its rights hereunder.

11.	This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.
Any and all prior Agreements between The Company and EastGate whether written or oral, relating to any and all matters covered by and contained or otherwise dealt with in this Agreement are hereby cancelled and terminated.

13.	These obligations herein shall survive the termination of this agreement and shall remain in full force and effect for a period of three years after its termination in writing.

14.	This Agreement is entered into under and shall be governed by the laws of the state of New York, excluding law respecting the choice or conflicts of law.

15.
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance of the rules of the American Arbitration Association , and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in New York, State of New York. In the event that arbitration results from or arises out of this Agreement or the performance thereof or litigation to enforce any award entered therein, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In the event of any such claim or controversy, no action shall be entertained by said arbitration if initiated more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

16.
This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and no waiver, modification, change or amendment of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

C O N F I D E N T I A L

If the foregoing accurately sets forth our understanding, please execute a copy of this letter in the space provided below and return it to the EastGate to indicate your agreement with the foregoing.

Agreed to:	Agreed To:

Benda Pharmaceutical, Inc.	EastGate Financial, Inc.
Room 16, Floor 25, Sunny New World Tower	Two Rector Street, 15th Floor
No. 231 Xin Hua Road, Jianghan District	New York, NY
Wuhan, Hu Bei, PRC, 430015	USA 10006

By:	By:

/s/ Yiqing Wan	/s/ John F. O’Dea
Yiqing Wan	John F. O’Dea
Chairman	Chairman

C O N F I D E N T I A L